Exhibit 10.5
409A Amendment
to the
Wilson Bank and Trust
Executive Salary Continuation Agreement for
Gary Whitaker
     Wilson Bank and Trust (“Bank”) and (“Executive”) originally entered into the Wilson Bank and Trust Executive Salary Continuation Agreement (“Agreement”) on March 30, 1995, which was subsequently amended and restated on October 7, 2002. Pursuant to Paragraph 17 of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2009.
RECITALS
     This Amendment is intended to bring the Plan into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
1.	Subparagraph 3 (a) shall be deleted in its entirety and replaced with the following Subparagraph 3 (a):
If the Executive remains in the continuous employ of the Bank, he shall retire from active employment with the Bank as of the December 31st nearest his sixty-fifth (65th) birthday, or such later date as the Executive may actually retire.
2.	Subparagraph 3 (b) shall be deleted in its entirety and replaced with the following Subparagraph 3 (b):
     Early Retirement Date shall mean a retirement from service which is effective prior to age sixty-five (65), provided the Executive has attained age fifty-five (55) and been continuously employed by the Employer for twenty (20) years.
3.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (c) under Paragraph 3, as follows:
     SEPARATION FROM SERVICE
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a cessation of services by the Execuitve, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

4.	Subparagraph 4 (a), including 4 (a) (i), shall be deleted in its entirety and replaced with the following subparagraph 4(a):
Upon retirement in accordance with Paragraph 3(a) and commencing with the first day of the month following the date of such retirement, the Bank shall pay Executive an annual benefit equal to twenty percent (20%) of the Executive’s salary at the time of retirement payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.
5.	Subparagraph 4 (b) shall be deleted in its entirety and replaced with the following subparagraph 4 (b):
Upon retirement in accordance with Paragraph 3(b) and commencing with the first day of the month following the date of such retirement, the Bank shall pay Executive a benefit equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Early Retirement Date and as detailed on Schedule A, payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.
6.	Paragraph 5, “Death Benefit”, shall be deleted in its entirety and replaced with the following Paragraph 5:
     DEATH BENEFIT
5 (a) Death During Active Service. If the Executive dies while employed by the Bank, the Bank shall pay to the Executive’s Beneficiary the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Date of Death and as detailed on Schedule A, payable within thirty (30) days after the Executive’s death, with the date of payment determined by the bank in its sole discretion.
5 (b) Death During Benefit Period. If the Executive dies after benefit payments under Paragraph 4 of this Agreement commences but before receiving all such payments, or if the Executive is entitled to benefit payments under Paragraph 4 but dies before payments commence, the remaining Accrual Balance shall be payable to the Executive’s Beneficiary in accordance with the applicable payment provisions of Paragraph 4, until fully disbursed. Payments shall be made in the same amounts they would have been made to the Executive had the Executive survived.
7.	Paragraph 6, “Disability Benefit Prior to Retirement”, shall be deleted in its entirety and replaced with the following Paragraph 6:
     DISABILITY BENEFIT PRIOR TO RETIREMENT
In the event the Executive should become Disabled while actively employed by the Bank anytime after the effective date of this Agreement but prior to retirement or early retirement, the Bank will pay an annual benefit equal to sixty percent (60%) of the Executive’s salary and bonus at the time of Disability, payable in equal monthly installments (1/12th of the annual benefit) for a period of one hundred eighty (180) months. “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination. The said monthly payments shall begin the first day of the third month following the month that the Executive becomes Disabled.
8.	Subparagraph 7 (a) shall be deleted in its entirety and replaced with the following Subparagraph 7 (a):
In the event that the Executive’s employment shall terminate for any reason other than death, disability (as defined in Paragraph 6) or retirement (in accordance with Paragraph 3), by his voluntary action or his discharge by the Bank without cause, the Bank shall pay to the Executive the vested portion of his Accrual Balance paid in equal monthly installments for a period of one hundred eighty (180) months commencing on the first day of the month following the Executive’s sixty-fifth (65th) birthday.
9.	Paragraph 8, “Vesting”, shall be deleted in its entirety and replaced with the following Paragraph 8:
     VESTING
8 (a) Vesting. The Participant shall become one hundred percent (100%) vested in the Accrual Balance earned as of the last day of the immediately preceding Plan Year upon attaining age fifty-five (55) and completing twenty (20) years of continuous employment with the Bank. Thereafter, the Participant shall be one hundred percent (100%) vested in the Accrual Balance earned as of the last day of the Plan Year during each additional year of service, until retirement.

8 (b) Accrual Balance. The term “Accrual Balance” as used throughout this Agreement means the liability that should be accrued by the Bank under accounting principles generally accepted in the United States (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be determined by the liability accrued by the Bank as of the Effective Date. The projected Accrual Balance is detailed on Schedule A including annual accruals. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at retirement, in accordance with Paragraph 3, equals the present value of the retirement benefits described in Paragraph 4(a). At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Employer’s obligation under Paragraph 4(a) in terms of the Executive’s actual base salary for that Plan Year. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20- year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%, or as otherwise determined by the governing Regulatory body. The initial discount rate is 6.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”
10.	Paragraph 12, “Change of Control”, shall be deleted in its entirety and replaced with the following Paragraph 12:
     CHANGE IN CONTROL
The Bank agrees that if there is a change in control of the ownership of the Bank or its parent company, Wilson Bank Holding Company, permits its business activities to be taken over by any other organization, or ceases its business activities or terminates its existence, the Executive will then be considered to be vested in one hundred percent (100%) of the retirement benefit to be paid to the Executive pursuant to Paragraph 4 (a) or 4 (b) above and shall not be subject to the non-compete provisions in Paragraph 11. For purposes of this Paragraph 12, “Change in Control” shall mean a change in “ownership”, “change of effective control” or “a change in the ownership of a substantial portion of the assets” of the Company as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. Upon a Change in Control, the Executive shall be entitled to the benefits set forth in Subparagraph 4 (a) or 4(b). Said benefits shall commence thirty (30) days following said Change in Control.

11.	Paragraph 17, “Amendment”, shall be deleted in its entirety and replaced with the following Paragraph 17:
     AMENDMENT and TERMINATION
17 (a) Amendments and Termination. Subject to Section 17 (b) of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Paragraph 17 (b), this Agreement may be terminated solely by the Bank in its sole discretion.
17 (b) Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, This Section 17 (b) shall become null and void effective immediately if a Change in Control occurs.
12.	A new Paragraph 24 shall be added as follows:
     RESTRICTION ON TIMING OF DISTRIBUTION
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (defined in Treasury Regulation §1.409A-1(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
13.	A new Paragraph 25 shall be added as follows:
     CERTAIN ACCELERATED PAYMENTS

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).
14.	A new Paragraph 26 shall be added as follows:
     SUBSEQUENT CHANGES TO TIME AND FORM OF PAYMENT
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
Therefore, the foregoing changes are agreed to.

/s/ Elmer Richerson	/s/ Gary Whitaker
For the Bank	Gary Whitaker

Date: December 30, 2008	Date: December 30, 2008